SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2004

ORBIMAGE INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50933	54-1660268

(State or other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

21700 Atlantic Boulevard
Dulles, Virginia 20166
(703) 480-7500

(Address and Telephone Number of Principal Executive Offices)

N/A

(Former Name or Former Address, if Changed since Last Report)

Item 1.01	Entry into a Material Definitive Agreement

     On December 6, 2004, the Company entered into an employment agreement with William Schuster as its new Chief Operating Officer. The material terms of this agreement are set forth in Item 5.02, below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 6, 2004, ORBIMAGE Inc. appointed William Schuster, 53, as Chief Operating Officer.

Mr. Schuster was most recently with BAE Systems, where he started a new operation as the President of Integrated Systems in 2001. In this role, he built the Reston, VA site, its staff, developed processes/procedures and established a Systems Integration business. Prior to BAE, Bill served at Harris Corporation first as Director then as Vice President of Programs within the Government Communications System Division from 1997 to 2000. He was Vice President of the Space Applications Operation at Loral Space and Range Systems from 1995 to 1997. Prior to that, Mr. Schuster was with the Central Intelligence Agency where he spent nearly twenty-two years. Mr. Schuster has a BSEE from the Polytechnic Institute of Brooklyn and has completed numerous graduate-level management courses and programs, including the Penn State Executive Management Program and the Mahler Advanced Management Skills Program.

ORBIMAGE and Mr. Schuster entered into an employment agreement effective as of December 6, 2004, pursuant to which Mr. Schuster serves as Chief Operating Officer. The employment agreement calls for a base annual salary of $242,500, and an annual target bonus. The agreement also provides for Mr. Schuster to receive an initial restricted stock grant of 10,000 shares of common stock to vest in equal installments over a four year period beginning with December 31, 2005, options to purchase 22,262 shares of common stock to vest in equal installments over a four year period beginning with December 31, 2005, and a company paid life insurance policy. The annual bonus is subject to review of the Chief Executive Officer and the Board of Directors on an annual basis and the award of the annual bonus is based upon the achievement of performance objectives of Mr. Schuster personally and the company as a whole. In the event Mr. Schuster is terminated without cause, he will have a nine month severance period during which he will receive an amount equal to his base salary for such period, payment of the annual bonus for the current year to which he would be entitled pro-rated for the number of months he was employed during the year and continuation of all health and life insurance benefits during his nine month severance period.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2004	ORBIMAGE INC.

	By:	/s/ William L. Warren William L. Warren Vice President, General Counsel & Secretary